Exhibit 99.1

November 17, 2023

Dear Shareholder:

As we complete the third quarter of 2023, we are pleased to present you with an update that underscores the strength and stability of our financial position. Your Company has continued to grow in assets and deepen its community ties, reflecting our collective commitment to a prosperous future for all stakeholders.

Over the past year, from September 30, 2022, to September 30, 2023, our assets have increased from $1.04 billion to $1.07 billion. During this period, our loan portfolio has increased by $102 million, which translates to a robust 21% year-over-year growth. This growth has been achieved while steadfastly upholding our strong credit standards. We have not wavered in our commitment to responsible lending, ensuring that the quality of our loan portfolio remains of the highest order.

Our Bank’s capital ratios reflect our strong financial foundation, with a Total Risk Based Capital ratio of 14.23%. This solid capital base positions us well above the regulatory requirements and is indicative of our prudent financial management and forward-looking strategy.

The net income for the first nine months of 2023 is reported at $6.3 million, an increase from the $5.3 million recorded at the same time last year. This equates to $5.9 million in net income available to common shareholders, or $0.82 per share, compared to $4.9 million in net income available to common shareholders, or $0.67 per share, that we reported in 2022 for the same period. This growth in earnings is a clear demonstration of our operational excellence and the effectiveness of our strategic initiatives.

In recognition of our solid performance, the Board of Directors has declared a 2% stock dividend. All shareholders of record on November 7, 2023, will receive the dividend on November 21, 2023. The stock dividend will be paid electronically via book-entry (no stock certificates will be issued). Consistent with prior years, we chose to pay a stock dividend as opposed to cash to provide our shareholders with options to suit their specific financial needs. Shareholders in peak earning years may choose to hold the dividend shares, which defers income, and paying taxes in later years could be at a lower capital gains rate. For our shareholders desiring current income, these new shares can be sold for cash. The stock dividend gives you the flexibility of when to recognize the income and address the tax considerations based on your individual needs.

We move forward with the determination to sustain this momentum, balancing growth with stability and always with an eye on serving the best interests of our communities and stakeholders.

Thank you for your continued trust and partnership. Best wishes to you and your families as we head into the holiday season.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	September 30,	September 30,
(Amounts in thousands except share and per share data)	2023	2022

Assets
Cash and due from banks	$9,463	$5,821
Interest-earning deposits with banks	68,407	147,397
Securities available for sale	328,099	321,382
Securities held to maturity (fair value $24,807 and $26,990, respectively)	29,146	30,343
Less: allowance for credit losses on securities held to maturity	(65)	-
Equity securities, at fair value	299	321
Loans held for sale	4,584	4,740
Loans held for investment	578,835	477,175
Less: allowance for credit losses on loans	(5,115)	(2,661)
Net loans held for investment	573,720	474,514
Premises and equipment, net	15,172	14,885
Interest receivable	4,313	3,203
Restricted stock	1,672	1,428
Bank-owned life insurance	7,756	9,155
Deferred income tax benefit	12,512	11,560
Loan servicing assets	4,431	5,149
Other assets	10,293	8,783
Total assets	$1,069,802	$1,038,681

Liabilities
Deposits:
Demand, noninterest-bearing	$276,484	$293,112
Interest checking and money market accounts	435,289	499,515
Savings accounts	103,953	107,088
Time deposits, $250,000 and over	70,026	46,422
Other time deposits	104,537	17,424
Total deposits	990,289	963,561
Short-term borrowed funds	931	1,103
Long-term debt	29,085	29,588
Other liabilities	12,427	11,937
Total liabilities	1,032,732	1,006,189

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,049,510 and 6,928,661 shares, respectively.
Book value per share $3.67 in 2023 and $3.01 in 2022 (1)	8,812	8,661
Common stock dividend distributable	176	216
Additional paid-in capital	13,331	12,886
Undivided profits	39,980	34,138
Accumulated other comprehensive loss	(35,884)	(34,064)
Total Uwharrie Capital Corp shareholders' equity	26,415	21,837
Noncontrolling interest	10,655	10,655
Total shareholders' equity	37,070	32,492
Total liabilities and shareholders' equity	$1,069,802	$1,038,681

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2023 and the 2.5% stock dividend in 2022.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands except share and per share data)	2023	2022	2023	2022

Interest Income
Interest and fees on loans	$7,645	$5,367	$21,001	$15,771
Interest on investment securities	3,086	1,973	8,904	4,954
Interest-earning deposits with banks and federal funds sold	979	725	3,230	1,012
Total interest income	11,710	8,065	33,135	21,737

Interest Expense
Interest paid on deposits	3,188	513	8,016	903
Interest paid on borrowed funds	345	340	1,030	1,014
Total interest expense	3,533	853	9,046	1,917

Net Interest Income	8,177	7,212	24,089	19,820
Provision for (recovery of) credit losses	599	(1,512)	985	(1,407)
Net interest income after provision for (recovery of) credit losses	7,578	8,724	23,104	21,227

Noninterest Income
Service charges on deposit accounts	272	282	785	786
Interchange and card transaction fees	291	315	910	856
Other service fees and commissions	875	763	2,586	2,465
Loss on sale of securities	-	-	(42)	(91)
Realized/unrealized gain (loss) on equity securities	(4)	(6)	7	(71)
Income from mortgage banking	957	819	2,542	3,258
Other income (loss)	128	65	399	(84)
Total noninterest income	2,519	2,238	7,187	7,119

Noninterest Expense
Salaries and employee benefits	4,822	4,868	14,498	14,796
Occupancy expense	460	424	1,345	1,276
Equipment expense	195	199	578	580
Data processing	103	204	511	610
Loan costs	88	92	286	356
Professional fees and services	268	217	705	633
Marketing and donations	313	359	1,037	898
Software amortization and maintenance	311	304	914	923
Other operating expenses	830	733	2,483	1,751
Total noninterest expense	7,390	7,400	22,357	21,823

Income before income taxes	2,707	3,562	7,934	6,523
Provision for income taxes	558	737	1,608	1,215
Net Income	$2,149	$2,825	$6,326	$5,308

Consolidated net income	$2,149	$2,825	$6,326	$5,308
Less: net income attributable to noncontrolling interest	(142)	(142)	(422)	(422)
Net income attributable to Uwharrie Capital Corp and common shareholders	$2,007	$2,683	$5,904	$4,886
Net Income Per Common Share (1)
Basic	$0.28	$0.37	$0.82	$0.67
Assuming dilution	$0.28	$0.37	$0.82	$0.67
Weighted Average Common Shares Outstanding (1)
Basic	7,196,706	7,245,951	7,209,426	7,253,349
Assuming dilution	7,196,706	7,245,951	7,209,426	7,253,349